[FORM - Closed-end Fund/Exemptive Order]

                               MULTIPLE CLASS PLAN
                                  on behalf of
                          FRANKLIN MUTUAL RECOVERY FUND


      This Multiple Class Plan (the "Plan") has been adopted unanimously by the Board members of FRANKLIN MUTUAL RECOVERY FUND (the "Fund") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), as if Rule 18f-3 applied to the Fund, a closed-end management investment company, in compliance with the conditions imposed in an Order of Exemption from certain provisions of the Act, granted on _________ ___, 2003, by the U.S. Securities and Exchange Commission (the "Order"). Under the Order, the Fund may offer and sell shares of different classes of the Fund with varying distribution related charges in compliance with Rules 12b-1, 18f-3 and 6c-10 under the Act and other conditions of the Order, as if the Fund were an open-end management investment company. The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund and the Fund as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

      1. The Fund shall offer four classes of shares, to be known as Class A Shares, Class B Shares, Class C Shares and Advisor Class Shares.

      2. Class A Shares shall carry a front-end sales charge ranging from [___% ____ %], and Class C Shares shall carry a front-end sales charge of [1.00%].
Class B Shares and the Advisor Class Shares shall not be subject to any front-end sales charges.

      3. Class A Shares shall not be subject to a contingent deferred sales charge ("CDSC"), except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus and statement of additional information ("SAI").

      Class B Shares shall be subject to a CDSC with the following CDSC schedule: (a) Class B Shares redeemed within 2 years of their purchase shall be assessed a CDSC of 4% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (b) Class B Shares redeemed within the third and fourth years of their purchase shall be assessed a CDSC of 3% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; (c) Class B Shares redeemed within 5 years of their purchase shall be assessed a CDSC of 2% on the lesser of the then-current net asset value or the original net asset value at the time of purchase; and (d) Class B Shares redeemed within 6 years of their purchase shall be assessed a CDSC of 1% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances described in the Fund's prospectus and SAI.

      Class C Shares redeemed within 18 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus and SAI.

      Advisor Class Shares shall not be subject to any CDSC.

      4. The Fund has adopted a separate distribution plan for each of the Class A, Class B and Class C Shares pursuant to Rule 12b-1 under the Act (each, a "Distribution Plan"), as if Rule 12b-1 applied to the Fund, a closed-end management investment company, in compliance with the conditions imposed in the Order.

      The Distribution Plan for the Class A Shares may be used to compensate Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the Class A Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of the Class A Shares, as well as any distribution or shareholder servicing fees paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Fund for the Class A Shares, the Distributor or its affiliates.

      The Distribution Plan for the Class B Shares has two components. The first component is an asset-based sales charge to be retained by the Distributor to compensate the Distributor for amounts advanced to securities dealers or their firms or others with respect to the sale of Class B Shares. In addition, such payments may be retained by the Distributor to be used in the promotion and distribution of Class B Shares in a manner similar to that described above for Class A Shares. The second component is a shareholder servicing fee to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Fund for the Class B Shares, the Distributor or its affiliates.

      The Distribution Plan for the Class C Shares has two components. The first component is an asset-based sales charge to be retained by the Distributor during the first year after the sale of shares and, in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class C Shares, in a manner similar to that described above for Class A Shares. The second component is a shareholder servicing fee, to be paid to securities firms or others who provide personal assistance to shareholders in servicing their accounts and have executed a servicing agreement with the Fund for the Class C Shares, the Distributor or its affiliates.

      No Distribution Plan has been adopted on behalf of the Advisor Class Shares and, therefore, the Advisor Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

      The Distribution Plans for the Class A, Class B and Class C Shares shall operate in accordance with Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      5. The only difference in expenses as between Class A, Class B, Class C, and Advisor Class Shares shall relate to differences in Distribution Plan expenses, as described in the applicable Distribution Plans; however, to the extent that the Distribution Plan expenses of one Class are the same as the Distribution Plan expenses of another Class, such classes shall be subject to the same expenses.

      6. There shall be no conversion features associated with the Class A, Class C, and Advisor Class Shares. Each Class B Share, however, shall be converted automatically, and without any action or choice on the part of the holder of the Class B Shares, into Class A Shares on the conversion date specified, and in accordance with the terms and conditions approved by the Fund's Board members and as described, in the Fund's prospectus and SAI relating to the Class B Shares, as such prospectus and SAI may be amended from time to time; provided, however, that the Class B Shares shall be converted automatically into Class A Shares to the extent and on the terms permitted by the Act and the rules and regulations adopted thereunder.

      7. Class A, Class B, Class C and Advisor Class Shares may be exchanged for shares of other investment companies within Franklin Templeton Investments according to the terms and conditions stated in each fund's prospectus and SAI, as they may be amended from time to time, to the extent permitted by the Act and the rules and regulations adopted thereunder.

      8. Each class will vote separately with respect to any Distribution Plan related to, or which now or in the future may affect, that class.

      9. On an ongoing basis, the Board members of the Fund, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund, its investment manager or the Distributor and who have no direct, or indirect financial interest in the operation of the Distribution Plans (the "independent Board members"), shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The Fund's investment manager and the Distributor shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

      11. I, Murray L. Simpson, Secretary of the Fund, do hereby certify that this Multiple Class Plan was adopted by a majority of the Board members of the Fund, including a majority of the independent Board members, on July 22, 2003.

                                                -------------------
                                                Murray L. Simpson
                                                Secretary